AMENDMENT TO SHAREHOLDER RIGHTS AGREEMENT

     This FIRST AMENDMENT TO SHAREHOLDER RIGHTS AGREEMENT (this "Amendment") is made and entered into as of March 29, 2006, by and between Burlington Resources Inc., a Delaware corporation (the "Company"), and Computershare Trust Company, N.A., a national banking association (the "Rights Agent"). Except as otherwise provided herein, all capitalized terms used herein shall have the meanings ascribed thereto in the Rights Agreement.

                               R E C I T A L S

     WHEREAS, the Company and the Rights Agent are parties to that certain Shareholder Rights Agreement dated as of December 16, 1998 (the "Rights Agreement");

     WHEREAS, pursuant to Section 28 of the Rights Agreement, prior to the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, amend any provision of the Rights Agreement without the approval of any holders of certificates representing Common Stock; and

     WHEREAS, the Distribution Date has not yet occurred and subject to and in accordance with the terms of this Amendment, the Company has directed and the Rights Agent has agreed to amend the Rights Agreement in certain respects, as more particularly set forth below.

                              A G R E E M E N T

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree to modify the Rights Agreement as set forth below.

     1. Amendment to Section 1(a). Section 1(a) of the Rights Agreement, which sets forth the definition of "Acquiring Person," shall be amended by adding the following paragraph at the end of Section 1(a):

     "Notwithstanding anything in this Agreement to the contrary, (i) neither Cello Acquisition Corp., a Delaware corporation ("Merger Sub"), nor any Affiliates or Associates of Merger Sub shall be deemed an Acquiring Person, (ii) no Distribution Date, Triggering Event or Stock Acquisition Date shall be deemed to occur and (iii) the Rights will not separate from the Common Stock, in each such case of clauses
     (i), (ii) and (iii), in connection with or as a result of the execution, delivery or performance of the Agreement and Plan of Merger, dated as of December 12, 2005, by and among ConocoPhillips, a Delaware corporation and parent of Merger Sub, Merger Sub and the Company (such agreement, including any amendment or supplement thereto, the "Merger Agreement"), or the consummation of the Merger or any of the transactions contemplated thereby. Capitalized terms used but not defined in this Agreement shall have the respective meanings set forth in the Merger Agreement. No such event shall entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of Rights, including giving the holders of the Rights the right to acquire securities of any party to the Merger Agreement."

     2. Amendment to Section 1(m). Section 1(m) of the Rights Agreement, which sets forth the definition of "Section 11(a)(ii) Event" shall be amended by adding the following sentence to the end of the section:

     "For avoidance of any doubt, notwithstanding anything in this Agreement to the contrary, a Section 11(a)(ii) Event shall not be deemed to have occurred in connection with or as a result of the execution, delivery or performance of the Merger Agreement, or the consummation of the Merger or any of the transactions contemplated thereby."

     3. Amendment to Section 1(n). Section 1(n) of the Rights Agreement, which sets forth the definition of "Section 13 Event" shall be amended by adding the following sentence to the end of the section:

     "For avoidance of any doubt, notwithstanding anything in this Agreement to the contrary, a Section 13 Event shall not be deemed to have occurred in connection with or as a result of the execution, delivery or performance of the Merger Agreement, or the consummation of the Merger or any of the transactions contemplated thereby."

     4. Amendment to Section 1(o). Section 1(o) of the Rights Agreement, which sets forth the definition of "Stock Acquisition Date" shall be amended by adding the following sentence to the end of the section:

     "For avoidance of any doubt, notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred in connection with or as a result of the execution, delivery or performance of the Merger Agreement, or the consummation of the Merger or any of the transactions contemplated thereby."

     5. Amendment to Section 1(q). Section 1(q) of the Rights Agreement, which sets forth the definition of "Triggering Event" shall be amended by adding the following sentence to the end of the section:

     "For avoidance of any doubt, notwithstanding anything in this Agreement to the contrary, a Triggering Event shall not be deemed to have occurred in connection with or as a result of the execution, delivery or performance of the Merger Agreement, or the consummation of the Merger or any of the transactions contemplated thereby."

     6. Amendment to Section 7(a)(i). Section 7(a)(i) of the Rights Agreement shall be deleted in its entirety and replaced with the following:

     "the first to occur of (A) the moment immediately prior to the time at which the Merger becomes effective in accordance with the General Corporation Law of the State of Delaware or (B) the close of business on December 16, 2008 (the "Final Expiration Date"),"

     7. Confirmation of the Rights Agreement. Except as amended or modified hereby, all terms, covenants and conditions of the Rights Agreement as heretofore in effect shall remain in full force and effect and are hereby ratified and confirmed in all respects.

     8. Governing Law. This Amendment shall be governed by and constituted in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within such State.

     9. Counterparts. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all such counterparts together, shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

                                    BURLINGTON RESOURCES INC.


                                    By: /s/   L. David Hanower
                                        -----------------------
                                        Name: L. David Hanower
                                        Title:   Senior Vice President, Law
                                                 and Administration


                                    COMPUTERSHARE TRUST COMPANY, N.A.


                                    By: /s/  Katherine S. Anderson
                                        -----------------------------
                                        Name:  Katherine S. Anderson
                                        Title:    Managing Director